EXHIBIT 7


                              Merit Partners, LLC
                    c/o NorthStar Capital Investment Corp.
                              527 Madison Avenue
                           New York, New York 10022



                                                     July 30, 2003


VIA FACSIMILE

Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Attention: Raymond R. Brandstrom
Facsimile No.: (206) 301-4500


              RE:   9% Cumulative Convertible Exchangeable
                    Redeemable Preferred Stock


Dear Ray:

         Reference is made to the Repurchase Agreement, dated as of May 14, 2003, as amended as of June 25, 2003 (the "Agreement"), by and between Emeritus Corporation, a Washington corporation (the "Purchaser"), as purchaser, and Merit Partners, LLC, a New York limited liability company (the "Seller"), as seller. Capitalized terms used and not otherwise defined in this letter agreement shall have the respective meanings ascribed to such terms in the Agreement.

         The Purchaser and the Seller hereby agree to modify the Agreement such that the Seller shall sell to the Purchaser at an initial closing to occur on or prior to July 31, 2003 (the "First Closing") 12,500 of the Preferred Shares, together with all Accrued Dividends thereon, for a cash purchase price of $10,000,000 and the Seller shall sell to the Purchaser at a second closing to occur on or prior to August 30, 2003 (the "Second Closing") the remaining 12,500 Preferred Shares, together with all Accrued Dividends thereon, for a cash purchase price of $10,000,000, with the Deposit (as such term is defined below) being applied at the Second Closing in the manner set forth in Section 2.2 of the Agreement. The Seller and the Purchaser agree that the foregoing modification is subject to the following terms and conditions:
(i) if the First Closing fails to occur on or prior to July 31, 2003, the Termination Date shall be deemed to have occurred on July 31, 2003 and the Deposit shall be handled in the manner set forth in Section 2.2 of the Agreement; (ii) if the First Closing occurs on or prior to July 31, 2003 but the Second Closing fails to occur on or prior to August 30, 2003, the Termination Date shall be deemed to have occurred on August 30, 2003 and the Deposit shall be handled in the manner set forth in Section 2.2 of the Agreement; (iii) all representations and warranties under Articles III and IV shall be deemed to be brought down through the First Closing should it occur and the legal opinions and officers' certificates required to be delivered pursuant to Section 2.4 of the Agreement shall be delivered at the First Closing and shall be deemed to relate solely to the First Closing; (iv) all representations and warranties under Articles III and IV shall be deemed to be brought down through the Second Closing should it occur and additional legal opinions and officers' certificates, or reasonably acceptable bring-down letters as those opinions and certificates delivered at the First Closing, in each case dated the date of the Second Closing, shall be required to be delivered at the Second Closing pursuant to Section 2.4 of the Agreement; and
(v) the resignation of David Hamamoto from the Board of Directors of the Purchaser shall be a condition to the Second Closing only. References in the Agreement to the "Deposit" shall be deemed to be references collectively to the initial deposit of $500,000 as described in Section 2.2 of the Agreement (the "Initial Deposit") and the $300,000 extension deposit paid in connection with the June 25, 2003 amendment to the Agreement (the "First Extension Deposit").

         Except as otherwise provided in this letter agreement, the Agreement shall remain unchanged and in full force and effect. From and after the execution of this letter agreement by each of the Purchaser and the Seller, any reference to the Agreement shall be deemed to be a reference to the Agreement as modified by this letter agreement.

         This letter agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

         This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         If the Purchaser is in agreement with the foregoing, please indicate such agreement by executing this letter agreement where indicated below.

                                    Very truly yours,

                                    MERIT PARTNERS, LLC
                                    By:  NorthStar Partnership, L.P.
                                    Its: Sole Member
                                       By: NorthStar Capital Investment Corp.
                                       Its: General Partner


                                    By: /s/ Richard J. McCready
                                        -----------------------
                                    Name:  Richard J. McCready
                                    Title: Vice President


AGREED AS OF THE DATE WRITTEN ABOVE:

EMERITUS CORPORATION


By: /s/ Raymond R. Brandstrom
    -------------------------
Name:  Raymond R. Brandstrom
Title: Vice President of Finance